Exhibit 10.2

MANAGEMENT AGREEMENT

AMENDMENT AND RESTATEMENT

BY AND BETWEEN

LF3           TRS, LLC

AND

NHS LLC dba NATIONAL HOSPITALITY SERVICES

LOCATION:

DATE:

MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT (the “Agreement”), is made on          , to be effective as of the Effective Date, as that term is defined below, by and between LF3               TRS, LLC, a Delaware limited liability company, (“Owner”), having a registered office at 1635- 43rd St. South, Suite 205, Fargo, ND 58103, and NHS LLC dba NATIONAL HOSPITALITY SERVICES (the “Operator”) or its assignee, having its principal offices at 1635 - 43rd St. South, Suite 305, Fargo, ND 58103.

WITNESSETH:

RECITALS

A.                                    Owner is the owner of certain personal property and business operations and lessee of the real estate located at                          (the “Hotel”), which Hotel has      rooms and approximately       square feet of conference/banquet space.  Owner is the tenant of LF3         , LLC, a Delaware limited liability company (the “Land Owner”), which is the lessor of the real estate.

B.                                    Operator, together with its affiliates, has been engaged in the operation of hotels and inns for many years.

C.                                    Owner desires to utilize the services and experience of Operator in connection with the operation of the Hotel.

D.                                    All prior management agreements are terminated and no longer in effect. This agreement amends and restates all terms only under the mutual understanding agreed to herein.

NOW, THEREFORE, Owner and Operator agree:

ARTICLE 1

DEFINITIONS

1.01                        Definitions.  As used herein, the following terms shall have the respective meanings indicated below:

(a)                                 “Affiliates” means any corporation, partnership, or other entity that directly or indirectly controls, is controlled by, or is under common control with Operator.

(b)                                 “Annual Plan” is defined in Section 3.01(a) below.

(c)                                  “Budget” is defined in Section 3.01(b) below.

(d)                                 “Business” means the management and operation of the Hotel by Operator.

(e)                                  “Capital Improvements” means any alteration of, addition to, or renovation of, the Real Property, the cost of which is not expensed as repairs and maintenance under Generally Accepted Accounting Principles.

(f)                                   “Compensation” means the direct salaries and wages paid to any executive or other employee of the Business, together with all fringe benefits to which such employee is entitled, including: employer’s F.I.C.A contribution; payment for unemployment benefits; employment taxes; pension fund contributions; Worker’s Compensation premiums; group life and accident insurance premiums; health insurance premiums; and employee benefit programs including, but not limited to, profit sharing, retirement, disability and similar benefits.

(g)                                  “Effective Date” means               .

(h)                                 “Executive Staff” means the general manager, sales manager, controller, and food and beverage manager of the Business.

(i)                                     “Franchise” means the license under which the Business is operated.

(j)                                    “Furnishings and Operating Equipment” means all furniture, furnishings and equipment, other than fixtures attached to and forming part of the building, which are required for the operation of a hotel, including, without limitation, guest room furniture, office furniture, safes, computers, cash registers, duplication and communication machines, maintenance equipment (including tools), kitchen equipment, laundries, dry-cleaning facilities, bars and cocktail lounges, special lighting, chinaware, glassware, linens, silverware, uniforms and all specialized hotel equipment and personal property needed for such purpose.

(k)                                 “General Account” means a banking account in Owner’s name with Owner and Owner-approved representatives of Operator as authorized signatories.

(l)                                     “Group Services” means services provided by Operator or its Affiliates that are also provided to two or more hotels and inns operated by Operator that are designed to provide cost savings or efficiency, or both, and include, without limitation services for (i) group advertising and business promotion and publicity, (ii) central purchasing and procuring, (iii) credit card association, (iv) central accounting, (v) advice and consulting in connection with the design, planning, and construction of the Hotel and the organization, licensing, and operation of the Business, provided through specialists regularly employed or retained by Operator and its Affiliates, and (vi) any other services now or hereafter furnished by Operator to two or more hotels and inns operated by Operator. Operator shall have sole discretion over all phases of promotion and publicity with respect to the Group Services.

(m)                             “Hotel” means the Real Property and the Furnishings and Operating Equipment used in the Business.

(n)                                 “Hotel Accounts” means the General Account and Owner’s Depository Account.

(o)                                 Reserved

(p)                                 “Impositions” means all taxes, assessments, water, sewer or other rents, rates and charges, levies, license fees, permit fees, inspection fees and any other fees and charges, which at any time may be assessed, levied, confirmed, or imposed on the Business by a governmental or quasi-governmental authority or utility, but excluding income taxes payable by Owner resulting from operations.

(q)                                 “Insurance Requirements” means all terms of each insurance policy required to be carried hereunder, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to the Business but does not include recommendations of the insurance carriers.

(r)                                    “Leased Land” means the parcel or parcels of real property legally described in Schedule 1 attached and Owner’s interest therein, whether in a fee or leasehold estate, together with all entrances, exits, rights of ingress and egress, easements and appurtenances.

(s)                                   “Legal Requirements” means all laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions, and requirements of all governmental authorities, that now or hereafter apply or are asserted to apply to the Business, but not to Owner’s federal, state, and local tax returns.

(t)                                    “License Agreements” means the existing Franchise, if any, described in Schedule 2 attached and any other license or franchise agreement selected by Owner in its sole discretion, that grants to Owner a franchise or license to use the distinctive trademarks, trade names, signs, emblems, color schemes and other readily recognizable symbols of a national or international lodging chain and providing such additional benefits as access to a national reservations system.

(u)                                 “Mortgage” means any mortgage, deed of trust, reciprocal operating agreement, security agreement, equipment or chattel lease, or other agreement now or hereafter securing an obligation of Owner with assets of the Hotel.

(v)                                 “Mortgagee” means the holders of any obligation secured by a Mortgage.

(w)                               “Operator” means NHS LLC dba NATIONAL HOSPITALITY SERVICES, or its permitted designees, which may include Affiliates.

(x)                                 “Operating Supplies” means food and beverages and other immediately consumable items used in the operation of the Business such as fuel, soap, cleaning supplies, stationery and similar items.

(y)                                 “Operating Year” means the 12-month period commencing on January 1, except that the “first Operating Year” means the period beginning on the Effective Date and ending on December 31 of that year.

(z)                                  “Operator Hotels and Inns” means all other hotels and inns within the United States owned, leased, or managed, directly or indirectly, by Operator or its Affiliates.

(aa)                          “Owner” means the person or entity named in the preamble, its successors and assigns.

(bb)                          “Owner’s Depository Account” means an account designated by Owner in which the funds are at the disposal in Owner’s discretion.

(cc)                            “Owner Hotels and Inns” means all other hotels and inns within the United States owned, leased, or managed, directly or indirectly, by Owner.

(dd)                          “Permitted Encumbrances” means (i) all Mortgages, (ii) liens for Impositions not delinquent, (iii) undetermined or inchoate liens or charges for labor or materials which have not at the time been filed or recorded pursuant to law, and (iv) easements, restrictions on use, zoning laws and ordinances, rights of way and other encumbrances and minor irregularities in title, that have been identified to Operator and do not individually or in the aggregate impair the operation of the Business.

(ee)                            “Real Property” means the Leased Land and all buildings, structures and improvements now or hereafter located on the Leased Land.

(ff)                              “Service Contracts” is as defined in Section 9.02 below.

(gg)                            “Tax Returns” means federal, state and local income or other business tax returns, real property and personal property tax returns, and occupancy tax returns.

(hh)                          “Term” means the period beginning with the Effective Date and ending upon the expiration or earlier termination of this Agreement.

(ii)                                  “Uniform System of Accounts for Hotels” means the Ninth Revised Edition of that publication and is referred to in Section 5.05.

ARTICLE 2

ENGAGEMENT, TERM AND RENEWAL

2.01                        Engagement of Operator.  Owner hereby engages Operator to be the sole and exclusive person to supervise and direct the day-to-day Business in accordance with the terms and provisions of this Management Agreement.  Operator agrees that it will supervise and direct the day-to-day Business as a top-rated hotel comparable to other hotels of the same class, condition and franchise.  Operator and Owner shall endeavor to jointly determine operating policy, standards of operation, quality of service and any other policy matters affecting customer relations or the Business. In the event that Operator and Owner cannot reach a joint decision on operating policy, Operator’s decision on policy shall control, subject to adherence to the Budget.

2.02                        The Term.  The term of this Agreement shall commence on the Effective Date and shall expire at midnight on December 31 of the fifth (5th) full calendar year after the Effective Date if not earlier terminated under Article 6.  If not terminated, this Agreement will automatically renew under for successive periods of five (5) years each unless either party gives to the other written notice of non-renewal at least sixty (60) days before the end of the Term or any renewal term.

ARTICLE 3

HOTEL OPERATION

3.01                        Budget; Reports. Operator will provide a budget before the start of Owner’s fiscal year, for each consecutive year after the Effective Date; if the effective day is on any date other that the start of the fiscal year, then the Operator will provide a budget within 60 days of the Effective Date.  Operator will prepare:

(a)                                 A business plan (the “Annual Plan”) setting forth Operator’s estimates of the following fiscal year’s operations, based upon the most recent and reliable information then available taking into account the location of the Hotel and Operator’s experience in other comparable Operator Hotels and Inns. Annual Plans will be in such detail as is necessary for Owner to effectively review the Annual Plan. Operator may update and revise any Annual Plan from time to time to reflect variables and events not reasonably foreseeable by or within the control of Operator at the time of preparation of the Annual Plan. Operator does not guarantee the performance of the Hotel.

(b)                                 A budget estimating income and expense and cash flow, in reasonable detail, for the following Operating Year (the “Budget”), including among other things (i) a schedule of Hotel room rentals (and cabana rental, if applicable), (ii) occupancy levels and average room rate, (iii) complimentary accommodations and services, (iv) categories of income, (v) operating expenses, detailed by type, and (vi) anticipated cash flow available for distribution to Owner’ Depository Account. The Budget will be subject to the approval of Owner and, if applicable or requested, Mortgagee(s). Owner shall be responsible to obtain Mortgagee approval of the

Budget, if required. Owner shall approve reasonable expenses in the Budget for the cost of employing the Executive Staff. Operator shall make the information utilized in preparing the Budget available to Owner upon Owner’s request. In the event of a disagreement with regard to a proposed Budget, and pending settlement thereof, Operator may continue to operate the Hotel in accordance with the standards herein set forth at levels of expenditure not exceeding those of the preceding year.  Operator may make such expenditures from General Account as Operator deems necessary for such continued operations.

(c)                                  If requested by Owner, Operator shall prepare the Budget to estimate the ensuing year expenditures for (i) repairs and maintenance, (ii) the purchase of Furnishings and Operating Equipment, (iii) Capital Improvements, and (iv) separate advertising, business promotion and personnel programs of the Hotels (as distinct from the programs included in Group Services).

(d)                                 If requested by Owner, but not more often than quarterly, a narrative overview of all revenue and expense levels in the Budget and an analysis of the year over year actual results, with an explanation of any differences between the Budgets and the results and a reconciliation thereof.

(e)                                  Operator shall comply with the applicable Budgets in all material respects unless modified verbally or in writing by Owner and Operator.  Operator shall be entitled to make additional expenditures not included in a Budget in case of emergencies arising out of fire or any other casualty or other unforeseen circumstance or in order to comply with any applicable Legal or Insurance Requirements.

3.02                        Group Services.  During the Term, Operator will furnish to the Hotel the Group Services furnished to other Operator Hotels and Inns and suggest preventative maintenance programs known to Operator which it deems suitable for the Hotel. With respect to credit services, Owner agrees that the Hotel’s policy regarding association with any credit card system shall be in conformity with Operator’s general policy at the time in effect.  Operator will provide, as needed, supervisory and control services to the Hotel’s front office, food and beverage, personnel, and other operating departments. Operator shall have sole discretion over Group Services promotion and publicity.

3.03                        Personnel.

(a)                                 Employment.  In conformity with the approved Annual Plans, Operator shall, at the expense of the Business, employ, train, pay, supervise, promote and discharge all employees and personnel for the operation of the Hotel including the Executive Staff.  Operator shall use due care to select qualified, competent and trustworthy employees and personnel. Each person so hired shall be an employee only of Owner or Owner’s designee(s).  Owner or Owner’s designee(s) shall at all times employ a sufficient number of employees to enable Operator to properly, adequately, safely, and economically manage, operate and maintain the Hotel. All personnel employed in the Business shall be the employees of Owner. At no time shall the employees of Owner, Owner’s designee(s), any independent contractor(s), or employee(s) of independent contractors be considered employees of Operator. Owner and Owner’s designee(s) shall comply in all respects with all federal, state and local Legal Requirements governing its employees, including, without limitation, workers’ compensation, social security, unemployment insurance, hours of labor, wages, working conditions and other employer requirements. Owner shall have the right to review and approve Executive Staff candidates before being hired. In the event that Owner disapproves of three candidates selected by Operator for any Executive Staff position, Operator shall have the right to employ any other candidate for that Executive Staff position without Owner’s approval.

(b)                                 Unions.  Operator shall have the authority and responsibility to negotiate with any labor union(s) representing or attempting to represent employees at the Hotel but shall not, except when a Legal Requirement exists, enter into negotiations with any labor union regarding wages and working conditions without the prior written consent of Owner. Operator shall consult with Owner, unless Owner gives written waiver of this right, during the course of any negotiations as to terms acceptable to Owner, and shall conduct such negotiations within parameters agreed to by Owner. Operator shall use diligent efforts to settle and compromise all controversies and disputes arising under any labor union contracts affecting the employees of the Hotel upon such terms and conditions as Operator may deem to be in Owner’s best interests. Nothing in this Agreement shall require Owner to employ persons belonging to labor unions.

(c)                                  Forms.  Operator shall prepare and be responsible for the execution and filing of all employment related forms, reports, and returns required by Legal Requirements in connection with unemployment insurance, workers’ compensation, disability benefits, job safety, Immigration and Naturalization Service compliance and reporting, tax withholding, Social Security, pension, profit-sharing and other employee benefit plans. If any violations of such Legal Requirements shall occur as a result of any act or omission by Operator, all costs, fines and penalties resulting therefrom, if any, shall be paid by Operator without reimbursement by Owner.  Operator shall provide Owner with all information that is (i) available to Operator, and (ii) necessary for the completion of Tax Returns required to be filed by Owner in connection with the ownership or operation of the Hotel. Owner shall prepare and file all such returns.

(d)                                 Room and Board.  On Site If Operator deems it advisable, the general manager, resident manager, and/or the housekeeper will reside at the Hotel at no cost.  In such a case, they will receive the maintenance (e.g., room, board and laundry)

customarily provided for such employees of a hotel or inn.  Operator and Owner shall jointly approve the rooms in the Hotel that may be occupied by the general manager, resident manager, and housekeeper. The reasonable business expenses of the general manager and sales manager, including travel and business entertainment expenses, shall be paid or reimbursed by the Hotel.

3.04                        Additional Responsibilities of Operator.  Operator will, either in its own name or as an authorized agent of Owner, perform or cause to be performed, the following:

(a)                                 with the approval of Owner, make arrangements with concessionaires, licensees, tenants, or other intended users of the facilities of the Hotel;

(b)                                 enter into such contracts for the furnishings of utilities and maintenance and other services to the Hotel;

(c)                                  in accordance with the Annual Plans, make all repairs, decorations, alterations and improvements to the Hotel for the proper maintenance thereof in good order, condition and repair;

(d)                                 submit to Owner recommendations for preventative maintenance programs and perform such preventative maintenance as shall be in the Annual Plans or approved by Owner in writing;

(e)                                  purchase such Operating Supplies as Operator deems necessary or advisable for the operation of the Hotel;

(f)                                   cooperate with Owner to apply for, obtain, and maintain all licenses and permits required of Owner or Operator in connection with the Business; provided that Owner shall execute and deliver any and all applications and other documents and otherwise fully cooperate with Operator in applying for, obtaining, and maintaining such licenses and permits; further provided that a liquor license, if any, shall be in the name of an entity designated by Owner and all related fees, costs, and expenses shall be paid by Owner before they become delinquent.

(g)                                  do or cause to be done, all acts and things in and about the Business as shall be necessary to comply with all Legal Requirements and Insurance Requirements; provided that Owner is responsible for compliance with Legal Requirements that relate to the sale of alcoholic beverages by, through, or at the Hotel.

(h)                                 to discharge any lien, encumbrance or charge on or with respect to the Business, other than Permitted Encumbrances;

(j)                                    pay all Impositions;

(i)                                     use its best efforts to cause the Hotel to comply with the License Agreements (if any);

(k)                                 institute any and all legal actions or proceedings to (i) collect charges, rent or other income due to the Business, (ii) dispossess guests, tenants or other persons in possession therefrom, or (iii) cancel or terminate any lease, license or concession agreement for default thereunder by the tenant, licensee, or concessionaire; provided, however, that without the consent of Owner, Operator shall not institute any proceedings to terminate any lease, license or concession agreement having a then unexpired term of one (1) year or more without the written consent of Owner.

When any of the foregoing responsibilities require payment by or on behalf of the Business, payment will be made from the General Account, provided that there are sufficient funds to do so.  In the event that there are not sufficient funds in the General Account, Owner shall provide the necessary funds to make timely payments. For expenditures greater than $10,000.00 in any one expense category which are not within or anticipated in the Annual Plan, Operator shall be required to obtain written consent from Owner.  It is agreed that utilities, payroll, taxes, food & beverage costs greater than $10,000.00 are approved and anticipated in the Annual Plans.

The individuals identified on the attached Schedule 3 are the only persons authorized to bind Owner and Operator respectively, then only to the extent of the limits set forth opposite their respective names and within the limits specified elsewhere in this Agreement.

3.05                        Management Fee.  Owner shall pay to Operator the management fee computed and payable as provided in the Management Fee Rider attached hereto (“Management Fee”).

3.06                        Reimbursements to Operator.  In addition to the Management Fee, Operator and its Affiliates shall be entitled to be reimbursed for the following costs and expenses:

(a)                                 upon Owner election and approval prior to any services being rendered, the Operator is entitled to all fees or expenses of Group Services that are separate and distinct from the Ancillary Fee described in the Fee Rider attached hereto;

(b)                                 all costs and expenses of any separate advertising and business promotion programs of the Business alone, separate and distinct from other Operator Hotels and Inns;

(c)                                  all costs, expenses, salaries, wages and other compensation limited to the attached fee rider, for all officers and employees of Operator and its Affiliates while such officers and employees are working in an operational role at and for the benefit of the Hotel; and

(d)                                 reasonable travel and entertainment expenses for all officers and employees of

Operator and its Affiliates incurred in connection with the Business, provided the same is consistent with the Annual Plan.

3.07                        Standard of Performance.  Operator shall operate, manage and maintain the Hotel and all of its facilities and activities (a) in a diligent, careful and vigilant manner in accordance with the requirements of this Agreement and the standards imposed by the Franchise Agreement, if any, (b) that maintain the condition and character of the Hotel, (c) with the primary goal of generating short-term and long-term profitability, and (d) in a manner that takes reasonable and prudent measures to provide for the security of the Hotel and its guests.  Operator shall provide such facilities and services at the Hotel as are normally provided by operators of similar commercial hotels, within the limitation of the Hotel’s facilities.  Operator shall act in accordance with the high standards of hotel and motel managers in the area serviced by the Hotel and apply prudent and reasonable business practices in Owner’s best interests in the conduct of the Business (e.g., practices which include granting complimentary rooms, food and beverage).  Operator shall use all reasonable and prudent efforts to promote profitable trade, commerce and business for the Hotel and shall bring to Owner’s attention opportunities to obtain and increase profits.

3.08                        Contest of Impositions.  Operator shall review the appropriateness of all Impositions and shall advise Owner of any that, in Operator’s opinion, should be challenged and recommend action to obtain a reduction of such Impositions. Owner shall notify Operator if Owner intends to contest any Imposition or lien upon the Hotel. At Owner’s request, Operator shall institute protests or challenges to any Imposition or lien. All expenses incurred in contesting or seeking a reduction or elimination thereof including legal, appraisal and accounting fees, if required, shall be borne by Owner. Operator shall not pay any contested Imposition or lien under protest or otherwise without Owner’s consent. Operator shall set aside the amount necessary to pay any Imposition or lien under protest, plus interest and penalties, in an interest-bearing reserve account (or shall deposit such amount with a third party if so directed by Owner).  In the event that there are not sufficient funds in the General Account for Operator to make required payments, Operator shall notify Owner in writing and Owner shall promptly pay the amount of the Imposition shortfall into the General Account. Operator shall promptly reimburse Owner for any interest or penalty payment imposed on Owner by reason of the failure of Operator to make payment of uncontested Impositions when the funds therefor in the Budget were available.

3.09                        Mortgage Payments.  Owner shall provide Operator with a copy of any Mortgages on the Hotel.  At Owner’s request and if monies in the General Account are available, Operator shall make payments due under the Mortgage on or before their due date. Owner shall be solely responsible for payment of any late fees or interest resulting from a late payment due under the Mortgage if monies are not available in the General Account sufficient to make payments on or before their due date. Operator shall endeavor to comply with all covenants under any Mortgage within the authority granted to Operator under this Agreement.

3.10                        Payments under License Agreements.  Owner shall provide Operator with a copy of the License Agreements. At Owner’s request, and if monies in the General Account are available, Operator shall make payments due under License Agreements on or before their due date. If notified by Operator that monies are not available in the General Account to may such payments, Owner shall deposit monies sufficient to make such payments before the payments are due. If resources are available under this Agreement, Operator shall (a) perform all covenants required by Owner to be performed under the License Agreements, (b) generally operate the Business in accordance with the terms and conditions of the License Agreements and do nothing to cause or permit anything to be done which would constitute a violation of the License Agreements, and (c) at Owner’s request, represent Owner in submissions, correspondence, at conferences, and during negotiations with the current franchisor under the existing License Agreements and with potential new franchisors.

ARTICLE 4

INSURANCE

4.01                        Business Insurance.  During the Term, Operator shall obtain, keep in force, and maintain at all times Minimum Insurance Amounts that (a) is property damage coverage for the Hotel on an “open perils” basis (including builder’s risk during any period or periods of time that construction or remodeling is being performed), (b) includes, without limitation, the perils of fire, vandalism, and malicious mischief, flood, seepage and back-up of sewers and drains, sinkhole, loss or damage from sprinklers and from leakage or explosion or cracking of boilers carrying steam, water or gas, pressure vessels or similar apparatus, (c) is in an amount equal to 100% of the full replacement cost of all improvements to the Hotel, (d) has a deductible of no more than Ten Thousand Dollars ($10,000.00), and (e) includes business interruption for at least 12 months. Owner, and Mortgagee(s) if applicable, shall be added as loss payees as their interests may appear. The policy or policies of such insurance shall contain or include waiver of subrogation clauses or endorsements acceptable in all respects to Owner and Mortgagee(s) and as required by any leases. If Owner objects to the insurance obtained by Operator, Owner shall thereafter be responsible for obtaining and keeping in force, the Minimum Insurance Amounts with Operator named an additional insured.

4.02                        Operator’s Insurance.  Operator shall carry, keep and maintain at all times during the term of this Agreement insurance of the types and in the minimum amounts set forth below. Upon written request, Operator shall provide Owner and Mortgagees with certificates of insurance and copies of insurance policies evidencing the insurance required by this Section 4.02. Operator shall deliver to Owner and Mortgagees renewal policies and certificates not less than thirty (30) days prior to the expiration of any such insurance. Owner and Mortgagees shall be named as additional named insureds on each insurance policy required by this Section 4.02 and the Business shall pay any costs associated therewith. Operator hereby expressly waives all rights against Owner and Mortgagees, their respective affiliates and their respective officers, directors, employees, agents and

Operators for and in connection with all claims, losses and/or damages covered by any insurance required by this Section 4.02.

(a)                                 All of the policies of insurance required by this Section 4.02 shall:

(i)                                     be issued by financially responsible insurance carriers or companies;

(ii)                                  be in a form acceptable in all respects to Operator, Owner, and Mortgagees;

(iii)                               include all standard construction industry clauses and endorsements and such other clauses and/or endorsements as Owner or Mortgagees may from time to time require;

(iv)                              provide that such policies shall not be canceled, terminated or the terms thereof modified or amended without at least thirty (30) days’ prior written notice to Owner and Mortgagees;

(v)                                 include waiver of subrogation clauses or endorsements acceptable in all respects to Owner and Mortgagees;

(vi)                              be on an occurrence basis; and

(vii)                           be written as primary policies, not contributing with, and not in excess of, any insurance coverage that Owner or Mortgagees and/or their respective successors, assigns, parent companies, subsidiaries and/or affiliates may carry against same hazards.

(b)                                 Minimum Amounts. Only as it pertains to the Operator, and the Operator’s employee’s, the Operator shall carry, keep and maintain, with no deductible, at all times the following types of insurance in the minimum amounts set forth below:

(i)                                     Workers’ Compensation in an amount not less than the applicable statutory minimum requirement.  Operator shall also maintain employer’s liability insurance in an amount not less than Five Hundred Thousand Dollars ($500,000.00).

(ii)                                  The following insurance coverage to protect against claims that may arise out of or result from operations away from the Hotel that are connected with Operator’s performance of this Agreement: Comprehensive Commercial General Liability (including blanket personal contractual and innkeeper’s and liquor liability, products completed operations, independent Operators and broad form property damage) in an amount not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) aggregate for bodily injury and One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00)

aggregate for property damage.

(iii)                               Comprehensive Automobile Liability (including owned, non-owned, leased and hired car coverage) in an amount not less than One Million Dollars ($1,000,000.00) per occurrence for bodily injury and One Million Dollars ($1,000,000.00) per occurrence for property damage.  This insurance shall apply to all operations of Operator both at and away from the site of the Hotel.

(iv)                              Umbrella/Excess Liability in an amount not less than Twenty-Five Million Dollars ($25,000,000.00) per occurrence and Twenty-Five Million Dollars ($25,000,000.00) aggregate.

(v)                                 Employment insurance, including Employee Dishonesty Fidelity and Forgery Insurance, in amounts anticipated to be sufficient to protect the Business from any claims covered thereby.

4.03                        Payment of Insurance and Deductibles. Operator shall be responsible for the payment of insurance premiums and any and all deductibles in connection with any insurance policy described in Section 4.02. Operator will proportionally invoice the Hotel, for the attributable amount insurance coverage contracted for by Operator. No payment therefor shall be made through the General Account except that the costs associated with adding Owner and Mortgagees as additional insureds on Operator’s commercial general liability policy and all deductibles required under laws, rules, and regulations applicable to a liquor license issued with respect to the Business shall be paid from the General Account.

4.04                        Operator Cooperation.  Operator will cooperate with Owner as follows:

(a)                                 Notice of Loss.  In the event of any loss, damage or injury at the Hotel, Operator shall:

(i)                                     notify Owner, Mortgagee and the insurance carrier as soon as possible but no later than forty-eight (48) hours after Operator receives notice of any such loss, damage or injury;

(ii)                                  take no action that could be construed as an admission of liability or that might otherwise bar Owner or Mortgagee from obtaining any protection afforded insurance or which might prejudice Owner or Mortgagee in its defense to any claim for an insured loss, damage or injury;

(iii)                               upon request of Owner, agree that Owner or Mortgagee shall have the exclusive right to conduct the defense to any claim, demand or suit within limits prescribed by the policy or policies of insurance; and

(iv)                              defend any claim if requested by Owner.

(b)                                 Claim Information.  Operator shall furnish information that is requested by Owner or Mortgagees for the purpose of establishing the appropriate insurance coverages and shall cooperate in every reasonable way with respect to such insurance and any loss thereunder.

(c)                                  Potential Risks.  Operator shall give Owner and Mortgagees written notice of any facts of which Operator is aware that might cause an increase in the risk of a casualty loss or a claim of liability in connection with the Business.  Such notice shall be given promptly after Operator, or any member of the Executive Staff, has actual knowledge of such facts.

(d)                                 Prompt Investigation.  Operator shall promptly investigate and make a full timely written report to the insurance company as to all accidents, claims for damages relating to the Business, any damage or destruction and the estimated cost of repair thereof, and Operator shall prepare any and all reports required by any insurance company in connection therewith. Operator shall file all such reports in a timely manner with the appropriate insurance company as required under the terms of the relevant insurance policy.

(e)                                  Blanket Policies.  Owner agrees that the insurance Operator is required to obtain and maintain may be provided in one or more blanket policies, provided that Operator and Owner, and if required by the Mortgage, the Mortgagees, are named insureds thereunder and the fairly allocated cost associated therewith is paid out of the General Account.

4.05                        Standard Coverage.  The specific insurance requirements set forth above in this Article are in addition to and not in limitation of the basic or standard insurance coverages afforded by (a) the policies of insurance required above and (b) the policies of insurance otherwise maintained by Owner or Mortgagees in the course of their business.

4.06                        Construction Contractors, Subcontractors, and Vendors Insurance.

(a)                                 If engaged by Operator, Operator shall require that all Contractors, Subcontractors, and Vendors that engage in construction activities for the Business have insurance coverage at the expense of each, respectively, and evidence of such insurance shall be demonstrated at the time of contract. With respect to any Contractors, Subcontractors and Vendors engaged to provide construction activities that were previously engaged by Owner or any other party for work that is ongoing and not insured to the level required in this section 4.06, Operator shall have a period of thirty (30) days from the date of this Agreement to endeavor to bind the required insurance coverage. Operator shall require that all construction Contractors, Subcontractors and Vendors it hires are licensed in the state where the Hotel is located for all such activities that require licensing.

(b)                                 Contractors, Subcontractors, and Vendors shall have coverage in the following minimum amounts:

(i)                                     Worker’s compensation - Statutory Amount;

(ii)                                  Employer’s Liability - Statutory Minimum;

(iii)                               Commercial General Liability - $1,000,000 per occurrence and $3,000,000 aggregate; and

(iv)                              Auto Liability Policy - Including owned, non-owned, leased or hired and used in their business in the amount of $1,000,000 combined single limit.

(c)                                  Proof of Coverage. A certificate of insurance showing proof of this coverage must be obtained and received by Operator before any work, service, or sale shall occur. Owner and Mortgagees shall be named as additional insureds, and such policy shall not be modified, amended, or canceled without prior written notice to Owner and Mortgagees.

(d)                                 Waiver of Insurance Requirements.  Operator must obtain Owner’s and Mortgagees’ permission to waive any of the requirements of this Section 4.06. Higher amounts may be required if the work to be performed is deemed hazardous. Operator shall keep on file the Certificates of Insurance it is required to obtain.

ARTICLE 5

ACCOUNTS; WORKING FUNDS; RECORDS AND REPORTS

5.01                        Hotel Accounts.  Operator shall establish a General Account or assume control of an existing General Account, and Owner will deliver to Operator for deposit into the General Account, a sum agreed by both parties, to be maintained at all times, and funded by Owner from time to time at Operator’s request.  All monies received by Operator in connection with the Business, or derived from claims, insurance or otherwise, shall be received by Operator for the benefit of Owner and promptly deposited by Operator into the General Account.

5.02                        No Co-Mingling of Funds. The Hotel Accounts shall be used in connection with the operation of the Business and the performance of the terms and conditions of this Agreement. Operator agrees to segregate from other revenues all receipts, accounts and records pertaining to the Business. Operator may not co-mingle the monies of the Business with the monies of any other business of Operator.

5.03                        Expenditures.  Operator is hereby authorized to pay from the General Account (or if appropriate, from available house banks or petty cash funds) to the extent consistent with the Annual Plans such amounts and at such times as are required in connection with the Business, including without limitation the following:

(a)                                 salaries and expenses of employees at the Business, including the Executive Staff, in accordance with Section 3.03;

(b)                                 all expenditures and reimbursements for which Operator or its subsidiaries are entitled to under any provisions of this Agreement;

(c)                                  the Management Fee, computed in accordance with the provisions of the Management Fee Rider;

(d)                                 deposits in Owner’s Depository Account and moneys in excess of those required for the General Account; and

(e)                                  all costs and expenditures incurred or made in connection with the items to which Operator or its subsidiaries and Affiliates are permitted or required to make under this Agreement.

5.04                        Expenses to be Borne by Operator.  Operator shall be solely responsible for the following expenses:

(a)                                 All costs, expenses, salaries, wages and other compensation of officers and employees of Operator and its Affiliates, subject to the reimbursements from Owner to Operator pursuant to Section 3.06(c);

(b)                                 Expenses of Operator’s principal and branch offices;

(c)                                  Expenses for advertising or promotional materials that feature Operator’s name or activities;

(d)                                 Operator’s capital expenditures;

(e)                                  Operator’s overhead or general expenses, including but not limited to telephone, telex, duplicating, stationery and postage expenses, excluding postage expenses for overnight or special delivery charges incurred at Operator’s principal and branch offices, and except as may be expressly those of the Business or assumed by Owner under this Agreement;

(f)                                   Any travel expenses of Operator’s central office employees in excess of the expenses permitted under Section 3.06(d) or the Annual Plans;

(g)                                  Any interest or penalty with respect to an Imposition or Lien upon the Hotel imposed on Owner by reason of (i) the failure of Operator to make a payment required to be made by Operator under this Agreement when the funds authorized therefor were available, or (ii) funds therefor were not available and Operator failed to provide a funding request to Owner for the same reasonably in advance of their due date;

(h)                                 The cost of the insurance described in Section 4.03 of this Agreement; and

(i)                                     Accounting fees paid or incurred by Operator for its own operations.

5.05                        Books and Records.   Operator shall keep full and adequate books of account and such other records as are necessary to reflect the results of the operation of the Business.  Such books and records shall be kept in all material aspects in accordance with the Uniform System of Accounts for Hotels.

5.06                        Reports to Owner.

(a)                                 Monthly Reports. Operator will deliver or cause to be delivered to Owner on or before the twentieth (20th) day of each calendar month, a detailed profit and loss statement for operation of the Hotel during the previous calendar month and the year-to-date (“Monthly Report”). The statement must list or describe any material variances to the Annual Plans and must include a comparison to the same month and year-to-date period from the preceding year, a comparison of calendar month and year-to date to the applicable Annual Plan, trial balance, and balance sheet and related statement of profit and loss, which must include all supporting departmental schedules of revenues, and expenses.

(b)                                 Annual Report. Within forty-five (45) days after the end of each calendar year, Operator will deliver a final balance sheet, a profit and loss statement, accounts payable aging report, accounts receivable aging report, general ledger trial balance, and a detailed general ledger (“Annual Report”). If and when an audit or other report is requested by Owner or a Mortgagee, the cost of the audit and any other reports, including all labor and operating costs of Operator incurred in connection with the audit and preparation of other reports, will be an operating expense of the Business. Owner will determine the scope and content of the audit and other reports.

(c)                                  Preparation Costs. All costs and expenses included in the Budget that are incurred in connection with the preparation of any statements, schedules, computations and other reports required under this Section 5.06 (a), (b), or (c) shall be operating expenses of the Business.

5.07                        Owner’s Right of Inspection and Review.  Operator shall accord to Owner, its accountants, attorneys and agents, the right to enter the Hotel on reasonable notice during normal business hours during the term of this Agreement for the purposes of examining or inspecting and making extracts of the books and records of the Business or for any purpose which Owner, in its discretion, shall deem necessary or advisable. Entry for such purposes shall be accomplished with as little disruption to the Business as practicable. Books and records of the Hotel shall be kept at the Hotel or at such other place as the parties may agree. In the event such books and records are not kept at the Hotel, Operator shall accord Owner, its accountants, attorneys and agents the same access rights to such books and records as if kept at the Hotel. Operator shall cooperate fully with Owner, its accountants, attorneys and agents and shall make available to them any and all information concerning the Business.

ARTICLE 6

TERMINATION RIGHTS

6.01                        Termination at Will. This Agreement may be terminated at will, by any reason or no reason, by either party, upon providing sixty (60) day written notice. If either party elects to exercise its right of termination, then the non-terminating party may pursue damages as afforded by law.

ARTICLE 7

TITLE MATTERS

7.01                        Title to Hotel.  Owner covenants that, as of the Effective Date, Land Owner is the fee owner of the Hotel and will, on request, provide evidence thereof to the reasonable satisfaction of Operator.

7.02                        Assignment by Operator.  Operator, in its sole discretion, shall have the right to assign this Agreement to any Affiliate of Operator or to any successor or assignee of Operator resulting from any merger, consolidation or reorganization, or to another corporation which shall acquire all or substantially all of the business and assets of Operator. Operator will give prompt notice to Owner of any such assignment. Operator may, with the consent of Owner not to be unreasonable delayed or withheld, assign this Agreement to any non-Affiliate. Except in the case of an assignment to an Affiliate of Operator, Operator shall be released of all of its covenants and liabilities hereunder, other than liabilities that have accrued prior to the date of the delivery of notice to Owner.

7.03                        Mortgages.  Land Owner reserves the right to grant a mortgage, deed of trust, or similar security document encumbering all or any part of the properties of the Business to secure indebtedness of Land Owner.  Land Owner agrees to provide written notice to Operator of any Mortgage including the name and address of the Mortgagees (or beneficiary) under such Mortgages. Operator agrees that so long as the Real Property are subject to any Mortgage:

(a)                                 that simultaneously with the giving of any notice of default or termination to Owner and Land Owner, it will concurrently send a copy of such notice by certified mail to the Mortgagees, and no notice to Owner or Land Owner of any default or termination hereunder shall be effective unless a copy of such notice shall have been sent as herein provided;

(b)                                 that Operator will not exercise its right of termination hereunder with respect to a default under clauses (a) or (b) of Section 6.01 during the period of grace provided for therein, if any of the Mortgagees shall give Operator notice of its intention to cure such default and proceeds diligently to do so;

(c)                                  that upon the request of any Mortgagee and consent of Owner, Operator will furnish to such Mortgagee, copies of the Annual Plans described in Section 3.01, and the unaudited monthly and audited annual financial reports described in Section 5.06(a), (b), and (c) concurrently with the furnishing of the same to Owner; and

(d)                                 Operator shall accord to the Land Owner, Mortgagees, their accountants, attorneys and agents, the right to enter upon the Hotel on reasonable notice during normal business hours during the Term of this Agreement for the purpose of examining or inspecting and making extracts of the books and records of the Business for any purpose permitted under the Mortgage.

7.04                        Successors and Assigns.  Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective heirs, legal representatives, successors and assigns, and with respect to Owner, the phrase “successors and assigns” shall include purchasers of Owner’s interest in the Business.

7.05                        Remedies.  Any assignment by either party of this Agreement in violation of the provisions of this Article 7 shall be null and void. In addition to any other remedies available to the parties, the provisions of this Article 7 shall be enforceable by injunctive proceeding or by a suit for specific performance.

ARTICLE 8

DAMAGE OR DESTRUCTION; EMINENT DOMAIN

8.01                        Damage or Destruction.  If the Hotel shall be substantially damaged by fire or other casualty so that restoration of operations cannot reasonably be expected to be completed within 15 days after the occurrence of the event, then Owner or Operator shall each have the right to terminate this Agreement and neither party shall have any further obligation to the other party hereunder, except with respect to those that are stated to survive termination. Written notice of termination due to damage or destruction must be given to the other party within sixty (60) days after the occurrence of such event.

8.02                        Eminent Domain.  In the event of any condemnation or similar proceeding the entire award for damages shall belong solely to Owner. The foregoing shall not limit Operator’s right to seek a separate condemnation award relating to its loss of fees and the proceeds, costs or damages permitted by applicable law.

ARTICLE 9

GENERAL PROVISIONS

9.01                        Purchases.

(a)                                 Group Services. Operator will offer Group Services to Owner and recommend firms or sources for the purchase of Furnishings and Operating Equipment and Operating Supplies for the Business. Owner shall not be obligated to purchase from the recommended sources. However, prior to purchasing from other sources, Owner shall submit to Operator such samples and other information with respect to the proposed purchases as shall be necessary to assure Operator that the quality of such items is at least equal to those available from the sources recommended by Operator and the design conforms to the type and class of Hotel.

(b)                                 Benefit of Group Services. In connection with any purchases made by Operator and its Affiliates for the account of Owner, Operator and its Affiliates may perform services as a representative of the source to secure the benefits of lower costs, and that all savings resulting therefrom shall be passed on to Owner. In addition, all trade discounts, rebates and refunds, and all returns from the sale of Furnishings and Operating Equipment and Operating Supplies shall accrue to the benefit of Owner.

9.02                        Service Contracts.

(a)                                 Procurement. Consistent with the Annual Plan, Operator shall endeavor to procure competitive proposals for, negotiate, enter into, administer, pay (as an Operating Expense), and enforce contracts for services required in the ordinary course of the Business (“Service Contracts”). Service Contracts include, without limitation, contracts for water, electricity, gas, telephone, detective agency protection, vermin extermination, cleaning, elevator and boiler maintenance, air conditioning maintenance, laundry service, dry cleaning service, trash removal, landscape maintenance, snow removal, window cleaning and all other services which are provided in hotels of a similar class. All Service Contracts shall be signed by Operator on behalf of Owner. Operator shall diligently seek to obtain a waiver of liens with respect to any Service Contract providing labor or materials for the Hotel. Available rebates, commissions, discounts, and allowances for Service Contracts shall accrue to the benefit of Owner.

(b)                                 Conflict of Interest. Operator shall disclose to Owner in writing any proposed Service Contracts or proposed purchases of supplies, equipment or other property that will benefit Operator and its Affiliates.  By proposing such contract or purchase, Operator represents and warrants that Operator and its Affiliates will perform the service or sell the property for the best price and terms offered to any party by Operator and that the price and terms are fair, competitive, and reasonable.

9.03                        Reserved.

9.04                        Indemnification by Owner.  Except for the extent covered by insurance, Owner indemnifies and agrees to defend and hold Operator free and harmless from and against all claims, costs, expenses, demands, attorneys’ fees and disbursements, suits, liabilities, judgments and damages caused by the negligent acts, omissions, misconduct, or the failure to perform or exercise any of the duties, obligations, powers or authorities of Owner or Owner’s employees which may be suffered by Operator as a result of any occurrence or event happening in or about the Hotel unless such event stems from a fraudulent activity or from gross negligence of Operator. Owner agrees to reimburse Operator upon demand for any monies (including reasonable attorneys’ fees and disbursements) which Operator is required to pay for any items which are the responsibility of Owner pursuant to the terms of this Section 9.04. The provisions of this Section 9.04 shall survive the termination of this Agreement.

9.05                        Indemnification by Operator. Except to the extent covered by insurance, Operator indemnifies and agrees to defend and hold Owner free and harmless from and against all claims, costs, expenses, demands, attorneys’ fees and disbursements, suits, liabilities, judgments and damages caused by the grossly negligent acts, omissions, misconduct, or the failure to perform or exercise any of the duties, obligations, powers or authorities of Operator or Operator’s employees which may be suffered by Owner as a result of any occurrence or event happening in or about the Hotel unless such event stems from a fraudulent activity or from gross negligence of Owner. The provisions of this Section 9.05 shall survive the termination of this Agreement.

9.06                        Trade Name.  During the Term, the Hotel (excepting space subject to commercial lease(s)) shall be known by such trade name and accompanying phraseology as may from time to time be mutually approved by Operator and Owner.  The initial name approved is Holiday Inn Express Cedar Rapids (Collins Rd).

9.07                        License Agreement.  Owner reserves the right to amend, modify, cancel or terminate any License Agreement with respect to the Hotel.  Owner further reserves the right to enter into a new or replacement License Agreement for the Hotel. Owner shall deliver written notice to Operator of any new or substituted License Agreement or of any amendment, modification, cancellation, or termination of a License Agreement. If Operator reasonably believes that the change in a License Agreement will adversely affect Operator’s ability to perform its services under this Agreement, it may terminate this Agreement.

9.08                        Notices.  All notices, requests, demands or other communications hereunder shall be in writing and deemed sent and received on the earliest of the date received or 3 business days after mailed or the next business day if sent by overnight delivery. Faxes shall be deemed received on the date sent if received by the recipient prior to 4:00 p.m. on a business day and otherwise the next business day. Notices should be sent as follows:

If to Owner:	LF3 TRS, LLC
1635 43rd St. South, Suite 205
Fargo, ND 58103
Attn: Corey Maple
Telephone No.: 701-281-7122
Telecopy No.: 701-281-7145

And Copy to:	David R. Durell
Chief Acquisition Officer and General Counsel
644 Lovett SE, Suite A
Grand Rapids, MI 49506
Telephone No.: 616-264-3840
Telecopy No.: 616-264-3841

If to Operator:	NHS LLC dba NATIONAL HOSPITALITY SERVICES
1635 43rd St. South, Suite 305
Fargo, ND 58103
Attn: Norman H. Leslie
Telephone No.: 701-281-7122
Telecopy No.: 701-281-7145

Or to such other address as the parties may from time to time designate by notice in writing to the other parties.

9.09                        No Partnership or Joint Venture. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Owner, its successors or assigns, on the one part, and Operator, its successors or assigns, on the other part.

9.10                        Modification and Changes. This Agreement cannot be changed or modified except by an agreement in writing signed by both parties of this Agreement.

9.11                        Understandings and Agreements. This Agreement, and the Management Fee Rider attached hereto, constitute all of the understandings and agreements of whatsoever nature or kind existing between the parties with respect to Operator’s management of the Hotel.

9.12                        Headings. The Article and Section headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

9.13                        Third Parties.  Except for the provisions of Section 7.03 which are for the benefit of the Mortgagees, none of the obligations hereunder of either party shall run to or be enforceable by any party other than the other party to this Agreement or by a party deriving rights hereunder as a result of an assignment permitted pursuant to the terms hereof.

9.14                        Non-Recourse. In no event and under no circumstances shall Owner or any officer, director, employee or shareholder have any personal obligation or liability to perform any of Owner’s obligations hereunder, and the sole remedy of Operator in the event of default by Owner hereunder shall be to proceed against Owner’s interest in the Hotel.

9.15                        Estoppel Certificate. Operator agrees that from time to time upon not less than ten (10) days’ prior request by Owner, Operator will deliver to Owner a statement in recordable form certifying (a) that this Agreement is unmodified and in full force and effect (or if there have been modifications that the Agreement as modified is in full force and effect and stating the modifications); (b) the dates to which the Management Fees and other charges have been paid; (c) that Owner is not in default under any provision of this Agreement, or if in default, the nature thereof in detail; and (d) such other items as Owner may reasonably request.

9.16                        Attorneys’ Fees. In the event either party hereto institutes legal action against the other party to interpret or enforce this Agreement or to obtain damages for any alleged breach hereof, the prevailing party in such action shall be entitled to an award of reasonable attorneys’ fees incurred at all levels (including, without limitation, appellate levels).

9.17                        Interpretation. In interpreting this Agreement, the provisions in this Agreement shall not be construed against or in favor of either party on the basis of which party drafted this Agreement.

9.18                        Governing Law. This Agreement shall be governed and construed in accordance with the laws of the state in which the Hotel is located.

9.19                        Non-solicitation by Owner. Unless otherwise waived by Operator in writing, Owner shall not, during the term of this Agreement and for twelve (12) months thereafter, solicit or hire any employee of Operator that was directly or indirectly employed by Operator during any period of this Agreement. In the event Operator has not waived this provision and Owner does hire any said employee of Operator, Owner agrees to pay Operator, as damages/fees, the amount of three (3) times said employees contractual annual salary for one year due immediately upon hiring. For purposes of this section, employee of Operator shall be an employee of Operator or an employee of Owner on the payroll of the Business. For the sake of clarity, if the Business is sold to third party (“New Buyer”), the staff of the Hotel will be permitted to be employed by the New Buyer with no fee to Operator.

9.20                        Counterparts; Electronic Signatures. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all counterparts, when taken together, will constitute one and the same agreement. The parties agree that this Agreement may be delivered by facsimile, email, or other form of electronic means in lieu of an original signature, and the parties agree to treat such electronic signatures as originals.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed, all as of the day and year first above written.

OWNER: LF3 TRS, LLC
a Delaware limited liability company

By: Lodging Fund REIT III TRS, Inc.
Its: Sole Member

By: Corey R. Maple
Its: Chief Executive Officer

OPERATOR: NHS LLC DBA NATIONAL HOSPITALITY SERVICES

By: Norman H. Leslie
Its: President

CONSENT OF LAND OWNER TO MANAGEMENT AGREEMENT

By signing below, Land Owner consents to the Owner and Operator entering into this Management Agreement.

LF3 , LLC
a Delaware limited liability company

BY: Lodging Fund REIT III OP, LP
ITS: Sole Member

By: Lodging Fund REIT III, Inc.
Its: General Partner

By: Corey R. Maple
Its: Chief Executive Officer

MANAGEMENT FEE RIDER TO

MANAGEMENT AGREEMENT BETWEEN

LF3            TRS, LLC

AND

NHS LLC DBA NATIONAL HOSPITALITY SERVICES

Dated:

MANAGEMENT FEE RIDER

Management Fee.  As compensation for Operator’s services during the Operating Period, Owner shall pay monthly to Operator a management fee equal to four percent (4.00%) of the Gross Revenue from the operation of the Hotel in each Operating Year (herein called the “Management Fee”). For the purpose of determining the Management Fee, the term “Gross Revenue” shall be as determined by the Uniform System of Accounts for Hotels as published by the American Hotel and Lodging Association, as it may be in effect from time to time. The Management Fee shall be payable in estimated monthly installments concurrently with the delivery to Owner of the Monthly Report. Owner shall pay any underpayment or Operator shall reimburse any overpayment of the Management Fee within fifteen (15) days of Operator giving the Annual Report to Owner.

Onboarding Fee.   Owner shall pay Operator’s additional out of pocket, which includes any hourly rate charges for labor costs, non-recurring start-up costs, which may not exceed $10,000.00 without Owner’s written consent. In the event that Operator determines that start-up costs in excess of $10,000.00 are reasonable in Operator’s sole opinion, and Owner does not consent to the additional start-up costs, then Operator shall have the right to terminate this Agreement and Operator will have earned and be paid the Onboarding Fee. If the Hotel is sold within six (6) months of onboarding, Operator will be paid for training and support costs.

Accounting Fee.  Operator will assign for quality enhancement, and the monthly accounting fee for service shall be $14.00 per room (“Accounting Fee”). The Accounting Fee shall be the sole and entire amount for accounting fees for which Owner shall be responsible to pay Operator.  Owner shall be responsible for payment of charges for third party reports, audits, and tax returns.  No deduction or disbursement in excess of the Accounting Fee amount may be made from the General Account or any other account of Owner for the accounting services provided by Operator. The Accounting Fee may be adjusted annually at the discretion of Operator, but in no case shall such adjustment exceed the annual increase in the National Consumer Price Index (CPI), as published by the Bureau of Labor Statistics.

Operator’s Employees.  Employees from other properties managed by Operator or from within the Operator’s staff - that are required to fill day to day operational duties of the Hotel shall be billed at 1.20 multiplied by the total hourly cost of such employee, which hourly cost includes the hourly wage plus taxes, fringe benefits, and workers compensation insurance. Payroll records will be made available to Owner on request.

Ancillary Services Fee. Operator will charge 0.60% of Gross Revenue for all of Operator’s internally furnished services relating to Operators human resources, technology and purchasing fee associated with Operating the Business. This fee will be evaluated each year, for any market conditions that may vary.

Off Boarding Fee. Upon the sale or disposition of the Hotel, Operator will receive an Off-Board/Transition fee equal to two months of the average of T12 billing plus all out of pocket expense. This is not to exceed the contract maturity. This fee is waivable if a Buyer appoints Operator as its Management Company for at least a six-month time post-closing. Any and all travel or out of pocket expense relating to the transitions or terminations will be paid as billed within 60 days upon receipt.

Guarantee of Payment; Security Agreement.  The individual(s) signing on behalf of Owner, by affixing their signature(s) below, do hereby guarantee payment of all fees due to Operator under the Agreement and this Management Fee Rider. By signing the Agreement, Owner, and the individual(s) signing on its behalf, hereby agree that the Agreement constitutes a Security Agreement permitting Operator to file a financing statement securing the payments due Operator with the assets of Owner and Hotel. Owner consents to such financing statements and agrees to cooperate with Operator to sign any documentation that is necessary or helpful in connection with such financing statements. Owner agrees to provide Operator with twenty (20) days advance written notice of Owner’s intent to change its name, change its address, dispose of assets, sell the Hotel, sell the entity of Owner, or merge Owner with any third party.

New Services or Fees. If requested by Owner, all new services provided by Operator and fees associated are subject to review and approval prior to implementation.

OWNER	OPERATOR

SCHEDULE 1 TO MANAGEMENT AGREEMENT

(Legal Description)

SCHEDULE 2 TO MANAGEMENT AGREEMENT

(License Agreement)

SCHEDULE 3

AUTHORIZED SIGNERS AND LIMITATIONS ON SPENDING AUTHORITY

AMOUNT	VENDOR EMPLOYEE/AGENT
Up to $5,000	NHS Regional Director

Up to $10,000	NHS Vice President of Operations

Up to $15,000	NHS Executive Vice President
NHS Chief Development Officer

All Levels and Any Amounts	NHS President